Exhibit 5.1

January 10, 2012

Macy’s, Inc.

Macy’s Retail Holdings, Inc.

7 West Seventh Street

Cincinnati, Ohio 45202

Re:	$550,000,000 Aggregate Principal Amount of 3.875% Senior Notes

due 2022 and $250,000,000 Aggregate Principal Amount of 5.125%

Senior Notes due 2042 of Macy’s Retail Holdings, Inc.

Ladies and Gentlemen:

We are acting as counsel for Macy’s Retail Holdings, Inc., a New York corporation (“Macy’s Holdings”), in connection with the issuance and sale of $550,000,000 in aggregate principal amount of 3.875% senior notes due 2022 of Macy’s Holdings (the “2022 Notes”) and $250,000,000 in aggregate principal amount 5.125% senior notes due 2042 of Macy’s Holdings (the “2042 Notes,” and together with the 2022 Notes, the “Debt Securities”), which will be fully and unconditionally guaranteed (the “Guarantees”) by Macy’s, Inc., a Delaware corporation (“Macy’s”), pursuant to the Underwriting Agreement, dated as of January 10, 2012 (the “Underwriting Agreement”), entered into by and among Macy’s Holdings, Macy’s and Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, acting as representatives of the several underwriters named therein. The 2022 Notes will be issued under an indenture (the “Base Indenture”), to be executed by and among the Company, the Guarantor and The Bank of New York Mellon Trust Company, as trustee (the “Trustee”), as supplemented by the First Supplemental Trust Indenture (together with the Base Indenture, the “2022 Notes Indenture”), to be executed by and among the Company, the Guarantor and the Trustee, and the 2042 Notes will be issued under the Base Indenture, as supplemented by the Second Supplemental Trust Indenture (together with the Base Indenture, the “2042 Notes Indenture”), to be executed by and among the Company, the Guarantor and the Trustee. The 2022 Notes Indenture and the 2042 Notes Indenture are collectively referred to herein as the “Indentures.”

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The 2022 Notes, when they are executed by Macy’s Holdings and authenticated by the Trustee in accordance with the terms of the 2022 Notes Indenture and issued and delivered to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of Macy’s Holdings.

Macy’s, Inc.

Macy’s Retail Holdings, Inc.

January 10, 2012

2.	The 2042 Notes, when they are executed by Macy’s Holdings and authenticated by the Trustee in accordance with the terms of the 2042 Notes Indenture and issued and delivered to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of Macy’s Holdings.

3.	The Guarantees, when they are executed by Macy’s and delivered to the Underwriters against payment for the Debt Securities in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of Macy’s.

For purposes of the opinions expressed herein, we have assumed that (i) the definitive terms of the Debt Securities and Guarantees will be established in accordance with the provisions of the Indenture and (ii) the Trustee will authorize, execute and deliver the 2022 Notes Indenture and the 2042 Notes Indenture, and the Indenture will be the valid, binding and enforceable obligation of the Trustee.

The opinions expressed herein are limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations or judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

The opinions expressed herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, in each case as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof and incorporated by reference into the Registration Statement on Form S-3, as amended (Reg. No. 333-163588) (the “Registration Statement”), filed by Macy’s and Macy’s Holdings to effect the registration of the Debt Securities and the Guarantees under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day